AT&T Inc.
Non-GAAP Wireless Reconciliation
Wireless Segment OIBDA
Dollars in millions
Unaudited

	For the Quarter Ended

Wireless	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008	3/31/2008
Segment Operating Revenues
Service	$13,675	$13,186	$12,850	$12,585	$12,372	$11,960	$11,646	$11,523	$11,227	$10,894	$10,605
Equipment	1,505	1,056	1,047	1,232	1,255	1,262	1,192	1,318	1,345	1,082	1,180
Total Segment Operating Revenues	15,180	14,242	13,897	13,817	13,627	13,222	12,838	12,841	12,572	11,976	11,785

Segment Operating Expenses
Operations and support expenses	10,032	8,553	8,173	8,695	8,637	8,422	7,877	8,487	8,611	7,285	7,147
Depreciation and amortization	1,640	1,578	1,558	1,550	1,490	1,503	1,500	1,507	1,466	1,510	1,542
Total Segment Operating Expenses	11,672	10,131	9,731	10,245	10,127	9,925	9,377	9,994	10,077	8,795	8,689

Segment Operating Income	3,508	4,111	4,166	3,572	3,500	3,297	3,461	2,847	2,495	3,181	3,096

Plus: Depreciation and amortization	1,640	1,578	1,558	1,550	1,490	1,503	1,500	1,507	1,466	1,510	1,542
OIBDA	5,148	5,689	5,724	5,122	4,990	4,800	4,961	4,354	3,961	4,691	4,638

OIBDA as a % of Service Revenue	37.6%	43.1%	44.5%	40.7%	40.3%	40.1%	42.6%	37.8%	35.3%	43.1%	43.7%

OIBDA is defined as operating income (loss) before depreciation and amortization. OIBDA differs from segment operating income (loss), as calculated in accordance with generally accepted accounting principles (GAAP), in that it excludes depreciation and amortization. OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. OIBDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with GAAP. Our calculation of OIBDA, as presented, may differ from similarly titled measures reported by other companies.